UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2016

TERRAFORM GLOBAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37528 (Commission File Number)	47-1919173 (IRS Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland  20814
(Address of principal executive offices, including zip code)

(240) 762-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Delayed Filing of Annual Report on Form 10-K

TerraForm Global, Inc. (“TerraForm Global”) anticipates that the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 will be delayed beyond March 30, 2016.  We expect to file a Form 12b-25 on or prior to March 30, 2016.

On February 29, 2016, SunEdison, Inc., a Delaware corporation and our controlling shareholder, filed a Form 12b-25, Notification of Late Filing, regarding the delayed filing of SunEdison, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.  SunEdison, Inc. announced that its delay in filing its Form 10-K was principally due to (1) the need to complete all tasks and steps necessary to finalize the annual financial statements and the other disclosures required to be included in that filing, and (2) ongoing inquiries and investigations by the Audit Committee of its Board of Directors and its advisors relating to allegations concerning the accuracy of SunEdison, Inc.’s anticipated financial position based on certain issues raised by former executives and current and former employees of SunEdison, Inc. (the “SUNE-Related Matters”).

On March 16, 2016, SunEdison, Inc. announced a further delay in filing its Form 10-K.  SunEdison, Inc. stated that this delay is principally due to the additional scope of work required from the identification by SunEdison, Inc.’s management of material weaknesses in its internal controls over financial reporting, primarily due to deficient information technology controls in connection with newly implemented systems (the “SUNE-Internal Control Matters”).  Because of these material weaknesses, additional procedures are necessary for SunEdison, Inc.’s management to complete SunEdison, Inc.’s annual financial statements and related disclosures, and in order for SunEdison, Inc.’s independent registered accounting firm to finalize its audits of SunEdison, Inc.’s annual financial statements and the effectiveness of internal controls over financial reporting as of December 31, 2015.  SunEdison, Inc. also announced that they had not completed the SUNE-Related Matters, including the investigation described above.  The timeframe for SunEdison, Inc.’s completion of work on the SUNE-Related Matters and the SUNE-Internal Control Matters has not been determined.  As a result, we have been assessing whether, and to what extent, the SUNE-Related Matters and SUNE-Internal Control Matters has affected and could continue to affect the preparation and timing of completion of our financial statements.

Under the Management Services Agreement with SunEdison, Inc., our financial reporting and control processes rely significantly on SunEdison, Inc. systems and personnel.  As a result, if there are control deficiencies at SunEdison, Inc., including with respect to the systems we utilize, it is necessary for us to assess whether those deficiencies could affect our financial reporting and, if so, address them to the extent necessary and appropriate prior to filing our Form 10-K.

Additionally, we have not yet completed all steps and tasks necessary to finalize our financial statements and other required disclosures.  We currently have identified a material weakness in internal controls over financial reporting primarily due to SunEdison, Inc.’s ineffective controls over accounting consolidation and reporting system that we rely upon. We are working to remediate these issues as promptly as practicable. To date, we have not identified any material misstatements or restatements of our audited or unaudited financial statements or disclosures for any period previously reported.

Importance of Relationship with SunEdison and Heightened Risks; Project Status -- Operating Projects and Pending Transactions

As discussed in the “Related Parties,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and other sections of our Form 10-Q for the period ended September 30, 2015 (the “Form 10-Q”) and in the “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Certain Relationships and Related Party Transactions,” and other sections of our Registration Statement on Form S-1 (as amended, the “Form S-1”), we depend significantly on SunEdison, Inc. and its controlled subsidiaries (collectively, “SunEdison”), and if SunEdison does not perform substantially as obligated under its agreements with us, including under the Management Services Agreement, project-level operation and maintenance and asset management agreements and other support agreements, and also in connection with pending dropdowns from SunEdison, such non-performance would be expected to have a material adverse effect on TerraForm Global.  SunEdison’s ownership interest in TerraForm Global is one of its major assets, and we expect to the extent practicable that SunEdison will act in a manner that supports the operations and value of TerraForm Global.

SunEdison has not performed as obligated under the Management Services Agreement, in particular with respect to financial reporting and control matters.  Additionally, SunEdison has not or may not be able to perform under other agreements, including agreements with respect to the pending contribution of the projects in Uruguay and India, which were part of TerraForm Global’s IPO portfolio, and the pending dropdown of the additional India project portfolio aggregating 425 MW purchased by TerraForm Global, LLC (“Global LLC”) in the fourth quarter of 2015.  If SunEdison does not perform under these agreements, it could have a material adverse effect on TerraForm Global.  SunEdison and its subcontractors are continuing to perform substantially under the operations and maintenance (“O&M”) contracts for our operating projects.

In addition, due to SunEdison’s liquidity difficulties, there is a substantial risk that SunEdison will soon seek bankruptcy protection.  Such an action would have a material adverse effect on TerraForm Global given our reliance on SunEdison as discussed in the Form 10-Q and the Form S-1 and SunEdison’s obligations with respect to pending transactions (discussed below).  TerraForm Global does not rely substantially on SunEdison for funding or liquidity and believes that, in the event SunEdison seeks bankruptcy protection, TerraForm Global will have sufficient liquidity to support its ongoing operations.  Our revolving credit facility, which we do not believe is critical to the continued business and operation of TerraForm Global, requires that the 2015 Form 10-K and audit be delivered by March 30, 2016 with a 10 business day cure period.  We are in active discussions with our revolving credit lenders to obtain an extension with respect to the required delivery of our Form 10-K for the year ended December 31, 2015 and the related audit report.

If SunEdison does not perform as obligated under the Management Services Agreement or seeks protection under the bankruptcy code, our ability to address these issues will become substantially more difficult and time consuming.

Existing Portfolio.  The majority of our existing power purchase agreements (“PPAs”) and project-level financing agreements do not include provisions that permit the offtake counterparty to terminate the contract or for a lender to accelerate debt maturity in the event that SunEdison files for bankruptcy or in the event that SunEdison, Inc. ceases to control or own, directly or indirectly, a majority of TerraForm Global. However, the project-level financing agreements for our remaining three levered power plants in India contain provisions that provide lenders with the right to accelerate debt maturity due to SunEdison’s bankruptcy as an original sponsor of the project and/or party to certain material project agreements, such as O&M and EPC related contracts, or due to a change of control of TerraForm Global. In addition, for our power plants in South Africa, the PPAs contain events of default provisions triggered by a change of control of TerraForm Global and the project-level financing agreements contain events of default provisions triggered by the bankruptcy of SunEdison as a party to certain material project contracts, such as O&M and EPC related contracts, and by a change of control of TerraForm Global.

Pending Transactions – Project Investment Agreement.  As previously disclosed, immediately prior to the completion of TerraForm Global’s initial public offering on August 5, 2015, TerraForm Global entered into the Project Investment Agreement with SunEdison, Inc., pursuant to which SunEdison, Inc. agreed to contribute certain projects, including the 17.4 MW Del Litoral and 57.4 MW El Naranjal solar projects in Uruguay (the “Uruguay Projects”) and the 24.1 MW Bora Bora wind power project in India, each of which is under construction, and the 17.9 MW NPS Star and 17.9 MW WXA solar projects in Thailand.

The Project Investment Agreement provides that these projects are to be contributed to TerraForm Global, without further payment, once each project reaches its commercial operation date.  Under the Project Investment Agreement, if a specified project cannot be contributed by its contribution deadline, SunEdison, Inc. has the right to contribute a substitute project or projects so long as the aggregate cash available for distribution (“CAFD”) of all projects contributed or scheduled to be contributed pursuant to the Project Investment Agreement equals or exceeds the CAFD threshold provided for in the agreement. The NPS and WXA solar power plants located in Thailand reached commercial operation in December 2015 and were transferred by SunEdison, Inc. to TerraForm Global in the first quarter of 2016.

However, there are currently material amounts of project costs and equity contributions for the Uruguay Projects that remain to be contributed by SunEdison, Inc. in order to continue construction of the projects and disbursement of the project finance debt facilities.  If SunEdison, Inc. does not fund these amounts, the Uruguay Projects may not be completed on time or at all and may not be transferred to TerraForm Global.

In addition, SunEdison, Inc. has experienced delays in completing construction of the Bora Bora wind power project, and the project is targeted to reach commercial operation by the end of March 2016. The transfer of the project requires project lender consent.  If the project does not reach commercial operation or project lender consent is not obtained, SunEdison, Inc. has the right to substitute the project with another project with equivalent or greater CAFD.

TerraForm Global and SunEdison, Inc. executed an amendment to the Project Investment Agreement in March 2016 to extend the deadline by which these projects shall be transferred to TerraForm Global to July 31, 2016.

Pending Transactions – India PSA. As previously disclosed, on December 1, 2015, Global LLC entered into an Amended and Restated Equity Interest Purchase and Sale Agreement (the “India PSA”), which amended and restated the terms of the Equity Interest Purchase and Sale Agreement dated November 20, 2015, with SunEdison Holdings Corporation, a wholly-owned subsidiary of SunEdison, Inc., to purchase the equity interests in a 425 MW portfolio of solar energy projects located in India (the “India Projects”), which projects would be transferred to Global LLC upon satisfaction of certain conditions precedent.  In the fourth quarter of 2015, Global LLC prepaid $231 million for the purchase of the India Projects.

There are currently material amounts of project costs and equity contributions that remain to be contributed by SunEdison to the India Projects.  If SunEdison is unable to fund these amounts, some or all of the India Projects may not be completed or transferred to Global LLC on time or at all, and as a result, Global LLC would have to seek to recover the applicable portion of the prepaid purchase price amount from SunEdison.

In addition, transfer of the India Projects requires project lender consents, which SunEdison has not yet obtained and may be delayed or not obtained at all, in which case SunEdison Holdings Corporation has the right to substitute the applicable projects with other projects with equivalent or greater CAFD.

Several of the India Projects have experienced delays, and are at risk of missing the long-stop dates under their respective PPAs or not being completed at all.  For two of the projects, if the long-stop dated of March 31, 2016 is missed by SunEdison, the offtaker is entitled to reprice the relevant Power Purchase Agreement at a lower price based on a new tariff order.  Construction of one of the projects has ceased and SunEdison is not advancing the project and has not yet identified a project to replace it.

If the actual closing date for any of the India Projects is delayed beyond 30 days after its target transfer date, SunEdison Holdings Corporation is required to pay liquidated damages to Global LLC on or prior to the outside date under the India PSA.  SunEdison Holdings Corporation is also required to pay liquidated damages if all projects have not been transferred by the outside date and either party has terminated the agreement or Global LLC has terminated the agreement and there is an uncured material breach by SunEdison Holdings Corporation.  Global LLC and SunEdison Holdings Corporation may agree to substitute projects initially anticipated to be transferred with a different project or additional projects with reasonably equivalent value.  SunEdison Holdings Corporation has not yet proposed any substitute projects.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAFORM GLOBAL, INC.

By:	/s/ Rebecca Cranna
Name: Rebecca Cranna Title: Executive Vice President and Chief Financial Officer

Date: March 29, 2016